                            SCHEDULE 14C INFORMATION
                Information Statement Pursuant to Section 14 (c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[  ]  Preliminary Information Statement

[ ] Confidential, for use of the Commission only (as permitted by Rule 14c-5 (d) (21)

[ X ] Definitive Information Statement

                      National Healthcare Technology, Inc.
                      ------------------------------------
                (Name of Registrant as Specified In Its Charter)

         Payment of Filing Fee (Check the appropriate box):

         [x] No fee required

         [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and
             0-11.

         1)  Title of each class of securities to which transaction applies:
             -------------------------------------------------------------

         2)  Aggregate number of securities to which transaction applies:
             -------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined.):
             -------------------------------------------------------------

         4)  Proposed maximum aggregate value of transaction:
             -------------------------------------------------------------

         5)  Total Fee Paid:_________________________________________________

         [ ] Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:
             -------------------------------------

         2)  Form, Schedule or Registration Statement No.:
             ---------------------------------------------

         3)  Filing Party:
             -------------------------------------

         4)  Date Filed:
             -------------------------------------



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                       NATIONAL HEALTHCARE TECHNOLOGY, INC
                               20700 Ventura Blvd.
                                    Suite 227
                            Woodland Hills, CA 91364

                              Information Statement
                    -----------------------------------------

INTRODUCTION

         We are furnishing this information statement in connection with a special meeting of the shareholders of National Healthcare Technology, Inc. The meeting will be held at 10:00 am on March 27, 2003 at 20700 Ventura Blvd., Suite 227, Woodland Hills, CA 91364.

         We are sending this information to our shareholders on or about February 26, 2003. Our Board of Directors has fixed the close of business on February 14, 2003 as the record date for the determination of NHT shareholders entitled to notice of, and to vote, at the meeting.

                    WEARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY.

MATTERS TO BE CONSIDERED AT THE MEETING

         At the meeting, and at any adjournment or postponement of the meeting, we will ask our Shareholders:

         1. To ratify and approve an amendment to our Articles of Incorporation to increase the number of authorized common shares from 25,000,000 to 100,000,000 and the number of preferred shares from 500,000 to 10,000,000.

         2. To effect reverse split of our common stock on a 1 for 100 basis, as described in more detail below.

         3. To change the name of the Company to "International Healthcare Technology, Inc."

         4. To transact any other business that may properly come before the meeting.

VOTES REQUIRED AND QUORUM

         Approval of the matters brought before the meeting requires the affirmative vote of the holders of a majority of the shares entitled to vote on such matters. As of February 14, 2003, there were 7,855,500 shares of our Common Stock outstanding. Holders of our Common Stock are entitled to one vote per share. As of February 14, 2003, there are 100,000 shares of Preferred Stock outstanding. These Preferred Shares are convertible at the rate of one share of Preferred Stock for 10 shares of Common Stock. Accordingly, the proposals will pass if holders of at least 3,927,751 shares of Common Stock cast their vote in favor and if holders of at least 50,001 shares of Preferred Stock cast their vote in favor.

         A quorum of the common and preferred shareholders is necessary to take action at the meeting. A quorum is present if shareholders holding shares which represent a majority of the outstanding votes are present at the meeting. Accordingly, common shareholders entitled to a total of at least 3,927,751 votes will need to be present in order to hold a valid meeting and preferred shareholders entitled to a total of at least 50,001 votes will need to be present in order to hold a valid meeting.

BOARD RECOMMENDATIONS - INSIDERS' INTENT TO VOTE IN FAVOR

         Our Board of Directors has determined that approval of the reverse split, increase in authorized capital, and name change is in the best interest of our shareholders. Accordingly, the Board has unanimously approved the proposals and recommends that the common and preferred shareholders who choose to attend the meeting vote in favor of these matters as well.

         Certain officers, directors and affiliates of the Company who beneficially own an aggregate of approximately 56% of the outstanding common votes and 100% of the outstanding preferred votes have indicated that they intend to vote in favor of each of the proposals discussed herein.

                         AMENDMENT TO THE CERTIFICATE OF
                     INCORPORATION TO INCREASE THE NUMBER OF
                        AUTHORIZED SHARES OF COMMON STOCK
                                  (Proposal 1)

PROPOSED AMENDMENT

         On November 15, 2002, the Board of Directors adopted a resolution to amend Article IV of the Company's Articles of Incorporation to authorize the increase in the number of authorized shares of Common Stock from 25,000,000 shares to 100,000,000 shares and the increase in the number of Preferred Shares from 500,000 to 10,000,000. Par value for both classes of stock will remain at $.001 for the common stock and $.01 for the preferred stock.

         As of the Record Date, the Company has 7,855,500 shares of Common Stock outstanding and 100,000 shares of Preferred Stock outstanding. Five million shares of Common Stock are available for issuance under the 1998 Stock Option Plan, none of which are covered by outstanding option.

         The Board believes that the number of authorized shares of Common Stock remaining available was not sufficient to enable the Company to respond to potential business opportunities and pursue important objectives that may present themselves. Accordingly, the Board believes it is in the Company's best interest to increase the number of authorized shares of Common Stock and Preferred Stock as described above. The Board also believes that the availability of such shares will provide the Company with the flexibility to issue Common Stock and Preferred Stock for proper corporate purposes that may be identified by the Board from time to time, such as stock dividends (including stock splits in the form of stock dividends), financings, acquisitions, or strategic business relationships. Further, the Boards believes the availability of additional shares of Common Stock and Preferred Stock will enable the Company to attract and retain talented employees through the grant of stock options and other stock-based incentives. An important part of the Company's business strategy is to develop various technologies, including through the acquisition of assets and businesses deemed synergistic with the Company's operations. The issuance of additional shares of Common Stock and Preferred Stock may have a dilutive effect on earnings per share and a person who does not purchase additional shares will not be able to maintain his or her pro rata interest, on a stockholder's percentage voting power.

          The authorized shares of Common Stock and Preferred Stock in excess of those issued will be available for issuance at such times and for such corporate purposes as the Board may deem advisable without further action by the Company's shareholders, except as may be required by applicable laws or the rules of any stock exchange or national securities association trading system on which the securities may be listed or traded. Upon issuance, such shares will have the same rights as the outstanding shares of Common Stock. Holders of Common Stock do not have preemptive rights. The Board does not intend to issue any Common Stock except on terms which the Board deems to be in the best interest of the Company and its then-existing shareholders.

         The Board does not recommend this proposed amendment with the intent to use the ability to issue additional Common Stock and Preferred Stock to discourage tender offers or takeover attempts. However, the availability of authorized Common Stock and Preferred Stock for issuance could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of the Company. The amendment is not in response to any effort on the part of any party to accumulate material amounts of Common Stock or to acquire control of the Company by means of merger, tender offer, proxy contest or otherwise, or to change the Company's management. In addition, the proposal is not part of any plan by management to recommend a series of similar amendments to the Board and the shareholders.

         The text of subparagraph 4.1 of Article IV of the Articles of Incorporation, as it is proposed to be amended pursuant to this proposal, is as follows:

                           "4.1 Authorized Capital. The aggregate number of
                  shares of all classes which the corporation shall have authority to issue is 110,000,000 shares of which 100,000,000 shall be Common Shares, $.001 par value per share and 10,000,000 shall be Preferred Shares, $.01 par value per share, and the designations, preferences, limitations and relative rights of the shares of each class are as follows:"

         Upon ratification and approval of this proposal by the shareholders of the Company, both common and preferred, this proposal will immediately be put into effect.

                                THE REVERSE SPLIT
                                  (Proposal 2)

INTRODUCTION

         On November 15, 2002, our Board of Directors approved a proposal to effect a reverse split of our Common Stock, subject to the approval of our shareholders. The reverse split, if approved, would combine our outstanding Common Stock on 1 for 100 basis. In other words, once the reverse split takes place, every 100 shares of Common Stock that you hold will be combined into 1 share. Your percentage ownership in the Company and relative voting power will remain essentially unchanged.

REASONS FOR THE REVERSE SPLIT

         We expect that we will have to raise additional equity capital in the near future in order to finance the development and growth of our business. We cannot promise that any offering of our securities will take place or will be successful, but we believe that reducing the number of outstanding shares and increasing the number of authorized and unissued shares will make our capital structure more attractive to potential investors and provide us with greater flexibility in structuring financings and pursuing other corporate development opportunities.

         Further, we believe that our current low stock price negatively affects the marketability of our existing shares and our ability to raise additional capital. Although we cannot guarantee it, we assume that the reverse split will increase the market price of our stock in a direct inverse proportion to the reverse split ratio. In other words, with a reverse split ratio of 1 to 100 the assumption is that the market price of our stock should increase by 100 times following the reverse split. Based upon our stock's closing bid price of $.01 on February 14, 2003, then, if every 100 shares of Common Stock were combined into one share, the initial adjusted market value would be expected to increase to approximately $1.00 per share.

         Finally, we are hopeful that the reverse split and the resulting anticipated increased price level will encourage interest in our Common Stock and possibly promote greater liquidity for our shareholders. Again, however, we cannot guarantee that this will be the case or, indeed, that any of the foregoing hoped-for effects will result from the reverse split.

CERTAIN EFFECTS OF THE REVERSE SPLIT

         The following table illustrates the principal effects of the reverse split on our Common and Preferred Stock based on the number of shares authorized, issued and outstanding as of February 14, 2003.

                                    Prior to the                       After the                 After Approval
Number of Shares                    Reverse Split                      Reverse Split             of Add't Stock
----------------                    -------------                      -------------             --------------
Authorized Common Stock             25,000,000                         25,000,000*               100,000,000

Issued and Outstanding
Common Stock                        7,855,500                          78,555                            78,555

Common Stock Available
for Issuance                        17,144,500                         24,921,445                 99,921,445

Series A Preferred Stock
Outstanding**                          100,000                           100,000                      100,000

* Before giving effect to the proposed increase in authorized capital from 25,0000 shares to 100,000,000 shares.
** Before conversion of preferred shares for ten shares of common stock (post-split)

         Shares of Common Stock issued pursuant to the reverse split will be fully paid and nonassessable. The relative voting and other rights of holders of the Common Stock will not be altered by the reverse split, and each share of Common Stock will continue to entitle its owner to one vote.

         As a result of the reverse split, the number of shares of Common Stock presently outstanding will be consolidated. Accordingly, we will have the ability to issue more shares of Common Stock than is presently the case and without additional shareholder approval. Doing so may have a dilutive effect on the equity and voting power of our existing shareholders.

         No fractional shares will be issued in connection with the reverse split. Instead, fractional shares will be rounded up and one whole share will be issued. We expect that most shareholders will receive one additional share of Common Stock, but we do not anticipate that this will materially affect any shareholder's proportional interest. We do not anticipate that the reverse split will result in any material reduction in the number of holders of Common Stock.

         The reverse split may result in some shareholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in round lots of even multiples of 100 shares.

         The reverse split will not affect the Company's stockholders' equity as reflected on our financial statements, except to change the number of issued and outstanding shares of Common Stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Following is a summary of the material anticipated federal income tax consequences of the proposed reverse split. This summary is based upon existing law which is subject to change by legislation, administrative action and judicial decision, and is necessarily general. In addition, this summary does not address any consequence of the reverse split under any state, local or foreign tax laws. Accordingly, this summary is not intended as tax advice to any person or entity, and we advise you to consult with your own tax advisor for more detailed information relating to your individual tax circumstances.

         We understand that the reverse split will be a "recapitalization" under applicable federal tax laws and regulations. As a result of such tax treatment, no gain or loss should be recognized by the Company or our shareholders as a result of the reverse split or the exchange of pre-reverse split shares for post-reverse split shares. A shareholder's aggregate tax basis in his or her post-reverse split shares should be the same as his or her aggregate tax basis in the pre-reverse split shares. In addition, the holding period of the post-reverse split shares received by such shareholder should include the period during which the pre-reverse split shares were held, provided that all such shares were held as capital assets in the hands of the shareholder at the time of the exchange.

EFFECTIVE DATE OF THE REVERSE SPLIT

         If the proposal is approved by the shareholders, the reverse split will become effective immediately, pending proper notification to the regulators and the securities markets. Upon proper regulatory notification, all of our outstanding Common Stock will be converted into new Common Stock in accordance with the reverse split ratio described above. After the reverse split is effective, certificates representing shares of pre-reverse split Common Stock will be deemed to represent only the right to receive the appropriate number of shares of post-reverse split Common Stock.

EXCHANGE OF CERTIFICATES

         You are not being asked to exchange your certificates at this time, however, you are entitled to do so after the reverse split takes place if you wish by contacting our transfer agent. Otherwise, certificates representing pre-reverse split shares will changed for certificates reflecting post-split shares at the first time they are presented to the transfer agent for transfer.

RIGHT TO ABANDON REVERSE SPLIT

         Although we do not anticipate doing so, we may abandon the proposed reverse split at any time prior to its effectiveness if our Board of Directors deems it advisable to do so. Any decision as to the appropriateness of the reverse split will be made by solely our Board of Directors and will depend upon numerous factors including the future trading price of our stock, the growth and development of our business and our financial condition and results of operations.

VOTE REQUIRED

         We are required to obtain the affirmative vote of at least a majority of the shares that are present or represented at the meeting in order to effect the reverse split. Certain officers, directors and affiliates of the Company who beneficially own an aggregate of approximately 56% of the outstanding common votes and 100% of the preferred vote have indicated that they intend to vote their shares in favor of the reverse split.

                                 THE NAME CHANGE
                                  (Proposal 3)

INTRODUCTION

         On November 15, 2002, our Board of Directors approved a proposal to change the name of the Company to "International Healthcare Technology, Inc.", subject to the approval of our shareholders.

REASONS FOR THE NAME CHANGE

         We expect that the Company will be attract to potential acquisition candidates that are multi-national, as opposed to operating solely within the United States. The change of name is to signify the Company's interest in multi-national companies seeking access to the United States equity markets as well as to signify the termination of the Company's previous business plan of taking an intravenous drug to market. We cannot promise that any multi-national companies will ultimately be interested in being acquired by our Company or that any proposed acquisition will take place or will be successful, but we believe that changing our name will make us more attractive to potential acquisition candidates.

         Finally, we are hopeful that the name change will encourage interest in our Company and our Common Stock and possibly promote greater liquidity for our shareholders. Again, however, we cannot guarantee that this will be the case or, indeed, that any of the foregoing hoped-for effects will result from the name change.

VOTE REQUIRED

         We are required to obtain the affirmative vote of at least a majority of the shares that are present or represented at the meeting in order to change our name. Certain officers, directors and affiliates of the Company who beneficially own an aggregate of approximately 56% of the outstanding common votes and 100% of the preferred vote have indicated that they intend to vote their shares in favor of the name change.

         The text of Article I of the Articles of Incorporation, as it is proposed to be amended pursuant to this proposal, is as follows:

         "The name of the Corporation is International Healthcare Technology, Inc."

         Upon ratification and approval of this proposal by the shareholders of the Company, both common and preferred, this proposal will immediately be put into effect.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information with respect to beneficial ownership of our stock as of February 14, 2003 by:

         - persons known by us to be the beneficial owners of more than five percent of our issued and outstanding Common or Preferred Stock;

         -        each of our executive officers and directors; and

         -        all of our officers and directors as a group.



NAME AND ADDRESS                                     NUMBER OF SHARES                            PERCENT OF
OF BENEFICIAL OWNER                                  OWNED (1)                                   OWNERSHIP
---------------------------------------------------------------------------------------------------------------------

Phoenix Consulting Services, Inc.                    2,130,000                                   27.11
10850 Wilshire Boulevard Suite 1170
Los Angeles, CA 90024

Charles Smith (Director) (2)                         2,280,000                                   29.02
20700 Ventura Blvd. Suite 227
Woodland Hills, CA 91364

Mehrdad Alborz (Director)                                    0                                    0.00
20700 Ventura Blvd. Ste. 227
Woodland Hills CA 91364

Steven Onoue (Director)                                      0                                    0.00
20700 Ventura Blvd. Ste. 227
Woodland Hills CA 91364

Estate of Ivan C. Tiholiz                            1,950,000                                   24.82
14860 Roscoe Boulevard Suite 307
Van Nuys, CA 91402

Crown Partners, Inc. (2)                             2,280,000                                   29.02
20700 Ventura Blvd. Ste. 227
Woodland Hills, CA 91364

All officers and directors as a group                2,280,000                                   29.02
(3 persons)

(1) Pre-split
(2) Includes 2,280,000 shares owned by Crown Partners, Inc., a company in which Mr. Smith is the president and director. In addition, Crown Partners, Inc. owns 100,000 of the preferred shares currently issued and outstanding. The shares of preferred stock are convertible into 1,000,000 shares of common stock at the request of Crown Partners, Inc.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                       COMPENSATION OF EXECUTIVE OFFICERS

         The Company has not paid any of its executive officers any salaries over the last two years.

         To date, we have not granted any options or other long-term compensation to any of our executive officers or directors.

COMPENSATION OF DIRECTORS

         We reimburse our directors for out-of-pocket expenses for attending Board meetings.

                            CERTAIN RELATIONSHIPS AND
                               RELATED TRANSACTION

          The Company agreed to pay rent of $1,500 per month to Crown Partners, , Inc., an affiliate of the Company. Mr. Smith, director and CEO of the Company, is also a director of Crown Partners, Inc.

          In early 2000, Crown Partners, Inc. lent the Company $20,000 to pay its debts. In October, 2000, the Company satisfied this debt through the issuance of 2,280,000 shares of its Common Stock.

         In 2001 and 2002, Crown Partners, Inc. lent the Company additional monies. In September, 2002, the Company satisfied that outstanding debt through the issuance of 100,000 shares of its convertible preferred shares of stock. The stock is convertible at the rate of 10 shares of common stock for each share of convertible preferred (post-split).

BOARD MEETINGS AND COMMITTEES

         From time to time, the members of the Board acted by unanimous written consent. The Board did not hold any meetings during the fiscal year ended September 30, 2002. The Company currently has no audit, compensation or nominating committees.

BOARD OF DIRECTORS COMPENSATION

         Directors are not compensated for attending Board meetings. Reasonable out-of-pocket expenses incurred in connection with their attendance at Board meetings are reimbursed by the Company.

                        COMPLIANCE WITH SECTION 16(A) OF
                                THE EXCHANGE ACT

         Based solely upon a review of Forms 3 and 4 furbished to the Company pursuant to Rule 16a-3(e) and Statements from directors and executive officers that no report on Form 5 is due, no reporting person failed to file reports required under Section 16(a) of the Exchange Act, with respect to the Company's securities.

                                  OTHER MATTERS

         The Board is not aware that any matter other than those described in this Information Statement is to be presented for the vote of the shareholders.

UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO THE SECRETARY OF THE COMPANY, AT 20700 VENTURA BLVD. SUITE 227, WOODLAND HILLS, CALIFORNIA 91364, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB WILL BE PROVIDED WITHOUT CHARGE.

                                   By Order of the Board of Directors


                                   /s/ Charles Smith
                                   Charles Smith,
                                   Chairman of the Board and
                                   Chief Executive Officer


February 24, 2003
Woodland Hills, California

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